EXHIBIT 99.3

SINOBIOMED UPDATES ON CLINCIAL TRIAL PROGRESS
FOR MALARIA VACCINE, RBAT ETHEOPHAZINE AND RHK1

(Shanghai, China - November 29, 2007) Sinobiomed Inc. (“Sinobiomed”, or “the Company”) is pleased to update on clinical trial progress for four products in the Company’s development pipeline made by the Company’s 82% owned subsidiary, Shanghai Wanxing Bio-pharmaceuticals Co., Ltd. ("Shanghai Wanxing"): its malaria candidate vaccine, recombinant batroxobin (rBAT), Etheophazine and recombinant human kallikrein 1 (rhK1).

Most recent testing of malaria candidate completed;
Planning underway for Phase II field trial in epidemic areas

Sinobiomed completed the most recent testing in its clinical trials of its malaria candidate vaccine in September. This testing, which began in February 2007, took place at Changhai Hospital in Shanghai. It was designed to evaluate whether the safety profile and immunogencity of the PfCP2.9/ISA 720 candidate vaccine could be improved by evaluating the optimized formulation at a maximum dose of 50µg (micrograms), given at two different immunization schedules. Two different vaccination schedules were tested to see if delaying the second vaccination might improve the magnitude and the durability of the immune response at these lower doses, in addition to enhancing the safety profile.

70 healthy volunteers recruited in the Shanghai area and ranging in age from 18 to 45 years participated in this double-blind, randomized, placebo controlled study. They were enrolled in one of 3 dose cohorts (5, 20 and 50µg). Half of the volunteers in the 5µg and 20µg cohorts (n=14 in each) were vaccinated by Schedule A (0, 60 and 180 days); the other half of volunteers in these 2 cohorts and all the volunteers in 50µg cohort (n=14) were vaccinated by Schedule B (0, 90 and 180 days). Volunteers were followed for a total of 8 months.

The results in safety showed PfCP2.9/ISA720 recombinant malaria vaccine was safe and well tolerated. The most common reported adverse events were tenderness (53%) and pain (23%) at the injection site. The majority of injection site reactions were graded as mild (85%), and none were graded as severe. Swelling, nodule, erythema and pruritus also occurred at low frequencies (1.4-7.1%). Neither the dose levels nor the vaccination schedules were found to have the relationships with the occurrence or severity of the adverse events. The incidence of symptoms decreased with subsequent immunizations; the most symptoms occurred after the first immunization (40%), followed by the second (33%) and the third immunization (12%).

Immune response was measured by anti-PfCP-2.9 titers. On average, immune response increased in volunteers receiving PfCP-2.9/ISA 720; however, volunteers receiving 50µg of PfCP-2.9/ISA 720 had a more immediate response than those receiving 5µg or 20µg. By day 240, the immune response among recipients of all dosage levels of the active vaccine was relatively indistinguishable, but still considerably higher than recipients within the control group. A similar immune response trend was observed for volunteers in Schedule A and schedule B who received PfCP-2.9/ISA 720.

The dose of 50µg and the schedule B (0, 90 and 180 days) will be administered in the next trial. Sinobiomed is planning to conduct the next Phase II field trial in southeast of Asia. The World Health Organization (WHO) and the Initiative for Vaccine Research (IVR) have organized a group of experts to review and evaluate the vaccine project as a whole and to investigate and report on epidemic areas of malaria in Southeast Asia. The group will present its findings and make recommendations before the formal launch of the next trial.

rBAT expected to complete Phase IIb Trial in December

The Phase IIb trial of recombinant batroxobin (rBAT) an anti-bleeding agent and the world’s first recombinant batroxobin to be developed using a yeast expression system, is expected to be completed in December 2007.

Etheophazine to complete Phase II Trial in 2008

The Phase III trial of Etheophazine, a treatment for malignant tumors, is in progress and expected to be finished in 2008 as planned.

Approval pending to conduct human clinical trials on rhK1

Recombinant Human Kallikrein (rhK1), the world’s first kallikrein developed by genetic engineering techniques for the treatment of stroke, completed preclinical studies in September. The Chinese Food and Drug Administration’s (SFDA) Shanghai office received all the original dossiers from rhK1’s preclinical studies on October 12, 2007, reviewed them for accuracy and submitted them for approval to conduct human clinical trials.

Contact:

Sinobiomed Investor Relations
Contact: R. Shane Starnes
Toll Free: 1-866-588-0829
Email: info@sinobiomed.com

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